UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 18, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

39 West 37 St. 8th Floor New York, NY 10018
(Address of principal executive offices)

(212) 741-8181

(Issuer’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, Rick Bettle notified the Chairman of the Board of Directors (the “Board”) of Diligent Board Member Services, Inc. (the “Company”) that he has resigned from the Board effective immediately. Mr. Bettle was a member of the Nominations Committee, a Class I Director and a nominee for election at the Company’s Annual Meeting of Shareholders on June 25, 2013 New Zealand local time (the “AGM”). Mr. Bettle did not resign from the Board due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board is currently undertaking a review of corporate governance matters with the assistance of an outside consultant, including with respect to the desired skill sets for the Board. In light of Mr. Bettle’s resignation and such ongoing review, the Board determined that it is advisable and in the best interests of the Company and its stockholders to withdraw Mr. Bettle’s nomination for election as a Class I Director at the AGM and to reduce the size of the Board to six (6) directors pending completion of such review. Accordingly, the Board directed the chairman of the AGM not to submit Mr. Bettle’s nomination as a director of the Company at the AGM and the Board will not provide a substitute nominee at the AGM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Carl D. Blandino
Carl D. Blandino Chief Financial Officer